UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 3, 2008

A. H. BELO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

P. O. Box 224866
Dallas, Texas	75222-4866
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 977-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 3, 2008, the Compensation Committee of A. H. Belo Corporation approved the recommendation of its Board of Directors to change the 2009 base salaries of its chairman, president, and Chief Executive Officer, Robert W. Decherd, and its senior vice president/Chief Financial Officer, Alison K. Engel. Effective as of January 1, 2009, in connection with the Compensation Committee’s decision to return to a more standard compensation structure for Mr. Decherd, Mr. Decherd’s base salary will be changed from $250,000 to $600,000. At the beginning of 2008, in connection with the spin-off of A. H. Belo from Belo Corp. and the industry outlook at that time, Mr. Decherd’s compensation structure was changed. He voluntarily reduced his 2008 base compensation from $800,000 to $250,000, and was instead awarded a cash bonus opportunity four times his annual base salary if performance targets were reached, and seven times his annual base salary if maximum performance targets were achieved. As discussed below, the target bonus structure for Mr. Decherd in 2009 has also been changed to a more standard structure, and he has waived his right to receive any bonus for 2008, which based on current expectations of performance would have been approximately $330,000, primarily based on the expense control performance factor.
Effective as of January 1, 2009, Ms. Engel’s base salary will be increased from $250,000 to $315,000. The Compensation Committee’s decision to increase Ms. Engel’s base compensation from her 2008 level is based primarily on compensation survey information that indicated her 2008 base compensation was materially below the median level. This relationship to median was known when Ms. Engel was named to her newly-appointed position at the time of the spin-off, and the Compensation Committee elected to review her salary based upon her performance during 2008 in this new role. All other executive officers’ base salaries will remain at their 2008 levels.
The Compensation Committee also decided to retain the prerogative to award or not to award cash incentive bonuses under the Company’s Incentive Compensation Plan to plan participants, including the Company’s executive officers, as part of their 2009 compensation, even if financial performance targets are met. For 2009, Mr. Decherd will be eligible for an annual target bonus opportunity expressed as a percentage (85%) of his base salary. The bonus amount may range from zero to a maximum of 200 percent of the target bonus opportunity, depending on the level of achievement versus financial performance measures. The four A. H. Belo financial performance measures previously established by the Compensation Committee remain the same: revenue; interactive revenue; expenses; and earnings before interest, taxes, depreciation and amortization, and are weighted as follows: 15%; 20%; 15%; and 50%, respectively. The minimum threshold for any cash incentive payment will be at 102.5% of the expense target and 85% of target with respect to each of the other three measures of financial performance.
Other A. H. Belo Incentive Compensation Plan participants, including executive officers, will continue to be eligible to receive performance-based cash bonuses expressed as a percentage of his or her base salary. The percentages for the Company’s executive officers, other than Mr. Decherd, remain unchanged from 2008. Any actual cash bonus award based on performance, however, will be made entirely at the prerogative of the Compensation Committee at the end of

2009. Bonus amounts may range from zero to a maximum of 200 percent of the target bonus opportunity, depending on the level of achievement versus financial performance measures. The financial performance measures for A. H. Belo’s other executive officers will continue to be based on A. H. Belo’s revenue; interactive revenue; expenses; and earnings before interest, taxes, depreciation and amortization, with the same weighting and thresholds as set forth above for Mr. Decherd except that the cash incentive opportunity for James M. Moroney III, executive vice president and Publisher and Chief Executive Officer of The Dallas Morning News, will be based in part on the performance of The Dallas Morning News and in part on the consolidated performance of A. H. Belo.
With respect to 2008 cash incentive bonuses for A. H. Belo’s Incentive Compensation Plan participants, including its executive officers other than Mr. Decherd (who has waived his 2008 bonus), the Committee concluded to pay bonuses as may be finally calculated for actual 2008 performance using the criteria and targets for performance established for 2008, except as follows: in connection with the spin-off for retention purposes, Ms. Engel, Mr. Donald F. Cass, Jr. and Mr. Daniel J. Blizzard, each executive officers of A. H. Belo, and nine other participants in Company incentive plans were guaranteed 2008 cash incentive bonuses at target level and will be paid at such level.
The Compensation Committee also determined not to make long-term incentive awards in the form of restricted stock units to its executive officers in respect of 2009 compensation due to the cost of such awards. Instead, the Compensation Committee awarded options to purchase the Company’s Series B common stock at the closing price on December 3, 2008 as an incentive to its executive officers in the face of the challenging economic environment and unprecedented industry conditions. Options were viewed by the Compensation Committee as the least expensive type of long-term incentive award that could be made, and determined award levels that, in the aggregate, would have less than a 5% dilutive effect on outstanding common stock. Accordingly, the Company’s executive officers received option grants in the following amounts: Robert W. Decherd – 120,000; James M. Moroney III – 100,000; Donald F. Cass, Jr. – 100,000; Alison K. Engel – 90,000; and Daniel J. Blizzard – 50,000.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 8, 2008	A. H. BELO CORPORATION
	By:	/s/ Sheila A. Hartley
Sheila A. Hartley
Vice President/Human Resources